Exhibit 99.1

Oclaro Announces Exchange of All Convertible Debt

•	Convertible debt holders exercise rights to exchange Notes for common stock

•	Balance sheet now debt-free except for leases

SAN JOSE, Calif., – December 19, 2013 – Oclaro, Inc. (NASDAQ: OCLR), a leading provider and innovator of optical communications, today announced that holders of all $25 million in aggregate principal amount of the 7.5% Exchangeable Senior Secured Second Lien Notes due 2018 have exercised their right to exchange their Notes for shares of the Company’s common stock.

“This transaction is another indicator of our recovery as we position Oclaro for a healthy future,” said Greg Dougherty, CEO, Oclaro. “The exchange of this debt to equity is another milestone in Oclaro’s recent restructuring efforts. It reinforces to our customers, employees and shareholders that we are executing on efforts to improve our balance sheet, which is now largely debt-free.”

The exchange rate for the exchanges (the “Exchanges”) was 541.7118 shares of Common Stock per $1,000 in principal amount of Notes, equivalent to an exchange price of approximately $1.846 per share. Accordingly, the Company will issue 13, 542, 791 shares of Common Stock in connection with the Exchanges, with cash payable in lieu of fractional shares. In addition, pursuant to the terms of the indenture governing the Notes, the exchanging holders were entitled to interest make-whole premium in connection with the Exchanges, which totalled approximately $8.3 million in the aggregate.

As of December 24, 2013, no Notes will remain outstanding.

About Oclaro

Oclaro, Inc. (NASDAQ: OCLR) is a leading provider and innovator of optical communications solutions. The company is dedicated to photonics innovation, with cutting-edge research and development (R&D) and chip fabrication facilities in the U.K., Italy, Japan and Korea. It has in-house and contract manufacturing sites in the U.S., China, Malaysia and Thailand, with design, sales and service organizations in most of the major regions around the world. For more information, visit http://www.oclaro.com.

Copyright 2013. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the U.S. and other countries. Information in this release is subject to change without notice.

Oclaro, Inc. Contact	Investor Contact
Pete Mangan	Jim Fanucchi
Chief Financial Officer	Darrow Associates, Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com